Exhibit 99.1

FOR IMMEDIATE RELEASE

AMERICAN VANGUARD DECLARES QUARTERLY DIVIDEND

AND SETS 2022 ANNUAL SHAREHOLDERS’ MEETING

Newport Beach, CA – March 14, 2022 – American Vanguard Corporation (NYSE: AVD) announced that its Board of Directors has declared a $0.025 cash dividend payment to be distributed on April 15, 2022, to shareholders of record as of March 25, 2022.

Eric Wintemute, Chairman and CEO of American Vanguard, stated, “This dividend payment continues our history of providing cash returns to shareholders based on successful operational and financial performance. The increased quarterly dividend reflects the confidence that the Board of Directors has in our core business, our overall financial strength, and the successful prospects of our strategic growth initiatives. We appreciate the continuing support of our shareholders, as we develop and deliver important solutions that enhance agricultural productivity, safeguard public health, and facilitate environmental sustainability.”

Annual Cash Dividend Payments:	Based on Date of Cash Distribution
2022 — Payments (including pending)	$0.045
2021 — Full Calendar Year	$0.080
2020 — Full Calendar Year	$0.040
2019 — Full Calendar Year	$0.080
2018 — Full Calendar Year	$0.075
2017 — Full Calendar Year	$0.055

In addition, the Company’s board of directors has set the date for the 2022 Annual Shareholders Meeting to take place at 11:00 am PT on Wednesday, June 1, 2022. Shareholders of record as of April 8, 2022, will be entitled to vote their shares at that meeting. As has been the case over the past few years, this will be a virtual meeting that will be webcast live. The Company expects to be distributing proxy materials in late April 2022.

About American Vanguard

American Vanguard Corporation is a diversified specialty and agricultural products company that develops and markets products for crop protection and nutrition, turf and ornamentals management, commercial and consumer pest control. American Vanguard is included on the Russell 2000® & Russell 3000® Indexes and the Standard & Poors Small Cap 600 Index. To learn more about American Vanguard, please reference the Company’s web site at www.american-vanguard.com.

In its public commentary, the Company may discuss forward-looking information. Except for the historical information contained in this release, all forward-looking statements are estimates by the Company’s management subject to various risks and uncertainties that may cause results to differ from management’s current expectations. Such factors include weather conditions, changes in regulatory policy and other risks as detailed in the Company’s SEC reports and filings. All forward-looking statements, if any, in this release represent the Company’s judgment as of the date of this release.

Contact Information:
American Vanguard Corporation	The Equity Group Inc.
William A. Kuser, Director of Investor Relations	www.theequitygroup.com
(949) 260-1200	Lena Cati (212) 836-9611
williamk@amvac.com	Lcati@equityny.com